ALPINE SERIES TRUST
FOURTH AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT dated as of the 22nd day of September, 2008,  to the Distribution Agreement, dated as of June 18, 2001, as amended as of November 18, 2005, June 1, 2006 and December 6, 2007, (the “Agreement”), is entered into by and among Alpine Series Trust, a Delaware business trust (the “Trust”), Alpine Woods Capital Investors, LLC (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, Section 10, paragraph B of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Sheldon R. Flamm	By: /s/ James R. Schoenike

Name: Sheldon R. Flamm	Name: James R. Schoenike

Title: Vice President and Treasurer	Title: President

ALPINE WOODS CAPITAL INVESTORS, LLC

By: /s/ Samuel A. Lieber

Name: Samuel A. Lieber

Title: President

Exhibit A
to the
Alpine Series Trust Distribution Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Alpine Dynamic Financial Services Fund	11/01/05
Alpine Dynamic Innovators Fund	07/11/06
Alpine Dynamic Transformations Fund	12/31/07
Alpine Dividend Growth Fund	on or after October 31, 2008